Exhibit 10.1

JAZZ PHARMACEUTICALS PLC
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Non-employee members of the board of directors (the “Board”) of Jazz Pharmaceuticals plc (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash compensation or equity grants, unless such Non-Employee Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.
1. Cash Compensation.
(a) Subject to Section 1(b) and Section 3 below, each Non-Employee Director shall be eligible to receive cash compensation of $75,000 for service on the Board. In addition, a Non-Employee Director serving as:
(i) lead independent director of the Board shall be eligible to receive additional cash compensation of $50,000 per year for such service;
(ii) chairperson of the Board shall be eligible to receive additional cash compensation of $100,000 per year for such service;
(iii) chairperson of the Audit Committee shall be eligible to receive additional cash compensation of $25,000 per year for such service;
(iv) members (other than the chairperson) of the Audit Committee shall be eligible to receive additional cash compensation of $15,000 per year for such service;
(v) chairperson of the Compensation & Management Development Committee (the “Compensation Committee”) shall be eligible to receive additional cash compensation of $25,000 per year for such service;
(vi) members (other than the chairperson) of the Compensation Committee shall be eligible to receive additional cash compensation of $12,500 per year for such service;
(vii) chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive additional cash compensation of $20,000 per year for such service;

(viii) members (other than the chairperson) of the Nominating and Corporate Governance Committee shall be eligible to receive additional cash compensation of $10,000 per year for such service;
(ix) chairperson of the Science & Medicine Committee shall be eligible to receive additional cash compensation of $25,000 per year for such service;
(x) members (other than the chairperson of the Science & Medicine Committee) shall be eligible to receive additional cash compensation of $12,500 per year for such service;
(xi) chairperson of the Transaction Committee shall be eligible to receive additional cash compensation of $5,000 per meeting up to $20,000 per year for such service; and
(xii) members (other than the chairperson) of the Transaction Committee shall be eligible to receive additional cash compensation of $2,500 per meeting up to $10,000 per year for such service.
The additional cash compensation for the Non-Employee Director’s service on the Committees other than the Transaction Committee shall be paid in four equal quarterly installments, earned upon the completion of service in each calendar quarter. The additional cash compensation for the Non-Employee Director’s service on the Transaction Committee shall be paid in four quarterly installments, earned upon the completion of services in each calendar quarter.
(b) Each person who is elected or appointed to be a Non-Employee Director or who is appointed to serve as lead independent director or a member or chairperson of one of the Committees described above, in each case other than on the first calendar day of a calendar quarter, shall be eligible to receive a pro rata amount of the annual retainers described above with respect to the calendar quarter in which such person becomes a Non-Employee Director, lead independent director or a member or chairperson of one of the Committees, as applicable, which pro rata amount reflects a reduction for each calendar day during the calendar quarter prior to the date of such election or appointment.
Each Non-Employee Director will be entitled to reimbursement from the Company for his or her reasonable travel (including airfare and ground transportation), lodging and meal expenses incidental to meetings of the Board or committees thereof. If any reimbursement payment is subject to tax imposed by the Irish Revenue Commissioners (“Revenue”), each Non-Employee Director will be entitled to a payment, up to an amount (“Tax Reimbursement Payment”) such that after the deduction of all taxes (including, without limitation, any income taxes calculated at the rate applicable to each Non-Employee Director for the year in which the expenses were incurred) on the Tax Reimbursement Payment, the Non-Employee Director will retain an amount equal to the full reimbursement payment. All taxes due will be paid by the Company to Revenue.
2. Equity Compensation. The restricted stock unit (“RSU”) awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2007 Non-Employee Directors Stock Award Plan (the “NEDSAP”).

(a) Eligibility. Subject to Section 3 below, beginning with the annual general meeting of the Company’s shareholders (an “AGM”) held in 2021, each person who is a Non-Employee Director at an AGM and who continues as a Non-Employee Director following such meeting automatically shall be granted an RSU award (an “Annual Grant”) on the grant date set forth in Section 2(b) below. In addition, subject to Section 3 below, each person who is elected or appointed to be a Non-Employee Director for the first time other than at an AGM and after the AGM held in 2021, automatically shall be granted a prorated RSU award (a “Prorated Annual Grant”) on the grant date set forth in Section 2(b) below, provided that such person is a Non-Employee Director on such grant date.
(b) Grant Date. The grant date of each Annual Grant shall be the second trading day after the date on which the Company publicly releases its next quarterly or annual report filed under the Securities Exchange Act of 1934, as amended, and the grant date of each Prorated Annual Grant shall be the second trading day following the filing date of the Company’s next quarterly or annual report filed under the Securities Exchange Act of 1934, as amended, that occurs after the date of the Non-Employee Director’s initial election or appointment.
(c) Grant Date Value. The grant date value of each Annual Grant shall be equal to approximately $400,000. The grant date value of each Prorated Annual Grant shall be prorated to reflect the shortened period of service (by multiplying $400,000 by the quotient (rounded to the nearest hundredth) obtained by dividing the number of calendar days from and including the date of the Non-Employee Director’s initial election or appointment to and including the date that is the first anniversary of the prior AGM by 365).
(d) Number of Ordinary Shares. The number of ordinary shares of the Company (“Ordinary Shares”) subject to each Annual Grant and Prorated Annual Grant shall be determined by dividing the grant date value, in each case as set forth in Section 2(c) above, by the average of the daily closing prices per share of the Ordinary Shares during the 30 calendar day period ending on and including the grant date, rounded to the nearest share by application of regular rounding.
(e) Vesting. Each Annual Grant granted to a Non-Employee Director shall vest in full on the first anniversary of the AGM in the year of grant and each Prorated Annual Grant granted to a Non-Employee Director shall vest in full on the first anniversary of the AGM held prior to the Non-Employee Director’s initial election or appointment, in each case subject to the Non-Employee Director’s Continuous Service (as defined in the NEDSAP) through such vesting date. Notwithstanding the foregoing, if a Non-Employee Director does not stand for reelection at an AGM in the year in which his or her term expires or otherwise resigns effective at an AGM and, in either case, the Non-Employee Director’s Continuous Service terminates at such AGM, then effective as of the date of such AGM, the unvested portion, if any, of such Non-Employee Director’s Annual Grant or Prorated Annual Grant shall become vested in full.
(f) Terms and Conditions. The terms and conditions applicable to each Annual Grant and Prorated Annual Grant granted to Non-Employee Directors pursuant to this Policy shall be subject to the terms and conditions in the forms of RSU notice of grant and RSU award agreement previously approved by the Board or the Compensation Committee, as applicable, and the NEDSAP.

3. Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, by the Company to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the AGM for a particular year and ending on the calendar day immediately prior to the date of the AGM for the subsequent year (the “Annual Period”), including equity awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,350,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

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Adopted by the Board of Directors of Jazz Pharmaceuticals plc on 2 May 2013.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 1 August 2013.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 1 May 2014.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 30 October 2014.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 30 April 2015.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 4 May 2016.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 3 May 2018.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 21 July 2020.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 28 April 2021.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 29 July 2021.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 28 April 2022.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 4 May 2023.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 25 April 2024.
Amended and restated by the Board of Directors of Jazz Pharmaceuticals plc on 23 October 2025.